   This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The U.S. Offer is made solely by the U.S. Offer to Purchase, dated September 25, 2001 and the related ADS Letter of Transmittal and Notice of Guaranteed Delivery. The Venezuelan Offer is made solely by the
  Venezuelan Offer to Purchase, dated September 25, 2001 and the related Share Letter of Transmittal. The Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs or Shares in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of AES Comunicaciones de Venezuela, C.A. by J.P. Morgan Securities Inc. (in the case of the U.S. Offer only) or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction (in the case of both Offers).

                    NOTICE OF U.S. OFFER TO PURCHASE FOR CASH
                      28,566,944 AMERICAN DEPOSITARY SHARES
        (EACH AMERICAN DEPOSITARY SHARE REPRESENTING SEVEN CLASS D SHARES
                                OF COMMON STOCK)
                                       OF
                       COMPANIA ANONIMA NACIONAL TELEFONOS
                              DE VENEZUELA (CANTV)
                                       FOR
                      $24.00 PER AMERICAN DEPOSITARY SHARE
                                       AND
                 NOTICE OF VENEZUELAN OFFER TO PURCHASE FOR CASH
                       199,968,608 SHARES OF COMMON STOCK
                                       OF
                       COMPANIA ANONIMA NACIONAL TELEFONOS
                              DE VENEZUELA (CANTV)
                                       FOR
                              $3.4285714 PER SHARE
                                       BY
                      AES COMUNICACIONES DE VENEZUELA, C.A.
                           A COMPANY JOINTLY OWNED BY
                               THE AES CORPORATION
                                       AND
                              CORPORACION EDC, C.A.

    AES Comunicaciones de Venezuela, C.A. (the "Purchaser"), a company organized under the laws of Venezuela and jointly owned by The AES Corporation ("AES") and AES's 87% owned subsidiary, Corporacion EDC, C.A. ("CEDC"), is offering, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated September 25, 2001 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "U.S. Offer"), to acquire for $24.00 per ADS, net to each seller in cash, less any withholding taxes and without interest thereon, an aggregate of 28,566,944 American Depositary Shares ("ADSs"), each ADS representing seven Class D Shares of common stock, of Compania Anonima Nacional Telefonos de Venezuela (CANTV), a company organized under the laws of Venezuela ("CANTV"), properly tendered and not withdrawn prior to the expiration date of the U.S. Offer. The U.S. Offer is open to all holders of ADSs.

    The Purchaser is also making a contemporaneous offer in Venezuela to purchase an aggregate of 199,968,608 shares of common stock of CANTV ("Shares"), properly tendered and not withdrawn prior to the expiration of the Venezuelan Offer (as defined below) for $3.4285714 per Share, net to each seller in cash, less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the Venezuelan Offer to Purchase, dated September 25, 2001 (the "Venezuelan Offer to Purchase") and the related Share Letter of Transmittal (which together constitute the "Venezuelan Offer" and, together with the U.S. Offer, are referred to as the "Offers"). The Venezuelan Offer is open to all holders of Shares.

    Tenders of Shares are not being accepted in the U.S. Offer. Holders of Class D Shares (being the only class of Shares underlying the ADSs) may deposit their Class D Shares with The Bank of New York (the "Depositary") and receive ADSs for such Class D Shares pursuant to the Amended and Restated Deposit Agreement dated September 10, 2000, among CANTV, the Depositary and all holders from time to time of American Depositary Receipts ("ADRs") issued thereunder (the "Deposit Agreement"). Such ADSs may then be tendered in the U.S. Offer. Tenders of ADSs are not being accepted in the Venezuelan Offer. Holders of ADSs may withdraw the underlying Class D Shares from the Depositary and receive Class D Shares pursuant to the Deposit Agreement. Such Class D Shares may then be tendered in the Venezuelan Offer.

    The price per ADS payable in the U.S. Offer will be the same as the price per Share payable in the Venezuelan Offer when adjusted to reflect the fact that each ADS represents seven Class D Shares . If the price per Share in the Venezuelan Offer is increased, the Purchaser intends to make a corresponding increase to the price to be paid per ADS in the U.S. Offer, taking into account the number of Class D Shares represented by each ADS. If the price per ADS in the U.S. Offer is increased, the Purchaser intends to make a corresponding increase to the price to be paid per Share in the Venezuelan Offer, taking into account the number of Class D Shares represented by each ADS. The purchase price for each ADS pursuant to the U.S. Offer is payable in U.S. dollars. The purchase price for each Share pursuant to the Venezuelan Offer is payable in U.S. dollars or, in accordance with, and subject to, the conditions set forth in the Venezuelan Offer to Purchase, at the option of each holder of Shares, in Venezuelan Bolivars. Under no circumstances will interest be paid on the purchase price for the tendered ADSs or Shares, regardless of any delay in making payment thereof or any extension of the expiration date.

--------------------------------------------------------------------------------
THE U.S. OFFER, VENEZUELAN OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY (6:00 P.M., CARACAS TIME), ON MONDAY
OCTOBER 29, 2001, UNLESS EXTENDED.
--------------------------------------------------------------------------------

    The purpose of the U.S. Offer and the Venezuelan Offer is to enable the Purchaser and its affiliates to acquire control of, and a majority of the equity interest in, CANTV. The Purchaser intends, as soon as practicable after consummation of the Offers, to seek majority representation on CANTV's board of directors.

    The Purchaser's obligation to accept ADSs and Shares for purchase under the Offers is conditioned upon, among other things, the sum of (x) the number of shares of CANTV common stock (including Class D Shares represented by ADSs) held directly or indirectly by AES (including Class D Shares held through CEDC), (y) the number of Class D Shares represented by ADSs validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the U.S. Offer and (z) the number of Shares validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the Venezuelan Offer, representing at least a majority of the outstanding shares of capital stock of CANTV. Each Offer is also subject to other conditions set forth in the U.S. Offer to Purchase and the Venezuelan Offer to Purchase.

    Tendering holders of ADSs or Shares who are the record holders of such securities and who tender such securities in the Offers will not have to pay brokerage fees or similar expenses. If tendering holders own their ADSs or Shares through a broker or other nominee, their broker or nominee may charge them a fee for tendering such securities, and the Purchaser will not be responsible for paying that fee. Holders of ADSs and Class D Shares will bear all costs and expenses associated with any deposit or withdrawal of Class D Shares under the Deposit Agreement.

    The term "expiration date" means with respect to each Offer 5:00 P.M., New York City time (6:00 P.M., Caracas time), on Monday, October 29, 2001, unless the Purchaser extends the period of time for which each of the Offers is open, in which case the term "expiration date" means with respect to each Offer the latest time and date on which such Offer, as so extended, expires.

    Upon the terms and subject to the conditions of the Offers, if (i) more than 28,566,944 ADSs are validly tendered and not withdrawn on or prior to the expiration date of the U.S. Offer, and at least 199,968,608 Shares are validly tendered pursuant to the Venezuelan Offer or (ii) more than 199,968,608 Shares are validly tendered and not withdrawn on or prior to the expiration date of the Venezuelan Offer, and at least 28,566,944 ADSs are validly tendered pursuant to the U.S. Offer, the Purchaser will purchase such ADSs or Shares, as the case may be, on a pro rata basis. If proration of tendered ADSs is required, because of the difficulty of determining the number of ADSs validly tendered and not withdrawn, the Purchaser does not expect to be able to announce the final results of such proration until at least seven business days after the expiration date of the U.S. Offer. Preliminary results of such proration will be announced by press release as promptly as practicable after the expiration date of the U.S. Offer.

    The number of ADSs available for tender into the U.S. Offer and the number of Class D Shares available for tender into the Venezuelan Offer is subject to fluctuation, on a daily basis, based on deposits and withdrawals of Class D Shares and ADSs with the Depositary. Upon a deposit of Class D Shares the number of outstanding ADSs is increased; upon a withdrawal of Class D Shares the number of outstanding ADSs is decreased. Proration in the U.S. Offer may be adversely affected to the extent that additional Class D Shares are deposited pursuant to the Deposit Agreement and the ADSs issued on such deposit are tendered in the U.S. Offer. Proration in the Venezuelan Offer may be adversely affected to the extent that Class D Shares are withdrawn pursuant to the Deposit Agreement and such Class D Shares are tendered in the Venezuelan Offer.

    In order for ADSs to be validly tendered pursuant to the U.S. Offer (a) (1) the ADS Letter of Transmittal, properly completed and duly executed, together with any signature guarantees (or, in the case of book-entry transfer, an Agent's Message in lieu of the ADS Letter of Transmittal), and any other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase and (2) the ADRs representing the ADSs being tendered must be received by the U.S. Receiving Agent or such ADRs for the ADSs must be tendered pursuant to the procedure for book-entry transfer and book-entry confirmation must be received by the U.S. Receiving Agent, in each case, prior to the expiration date, or (b) the tendering ADS holder must comply with the guaranteed delivery procedures. In order for Shares to be validly tendered pursuant to the Venezuelan Offer the Share Letter of Transmittal, properly completed and duly executed, together with any other documents required by the Share Letter of Transmittal must be received by the Venezuelan Receiving Agent at its address set forth in the Venezuelan Offer to Purchase. Holders of Class C Shares must also follow the procedures described in the Venezuelan Offer to Purchase.

    Upon the terms and subject to the conditions of the U.S. Offer and the Venezuelan Offer, as the case may be, the Purchaser will accept for payment and pay for ADSs and Shares validly tendered and not withdrawn by the expiration date of the U.S. Offer and the Venezuelan Offer, as the case may be, (i) with respect to the U.S. Offer, as soon as practicable after the later of (a) the expiration date of the U.S. Offer and (b) the satisfaction or waiver of all the conditions to the U.S. Offer, and (ii) with respect to the Venezuelan Offer, upon satisfaction or waiver of all the conditions to the Venezuelan Offer, within five Venezuelan stock exchange trading days following the settlement of the purchase of the Shares on the Caracas Stock Exchange. In addition, the Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment of or the payment for ADSs or Shares in order to comply in whole or in part with any applicable law.

    In all cases, payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of ADRs for such ADSs (or of a confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed ADS Letter of Transmittal or an Agent's Message in lieu of ADS Letter of Transmittal and all other required documents. In all cases, payment for Shares accepted for payment pursuant to the Venezuelan Offer will be made only after timely receipt by the Venezuelan Receiving Agent of Shares and a properly completed and duly executed Share Letter of Transmittal and all other required documents. If proration is required, the Purchaser will not pay for any ADSs accepted for payment pursuant to the U.S. Offer until the final proration factor is known. Accordingly, payment for ADSs may be delayed in the event of proration due to the difficulty of determining the number of ADSs validly tendered. Payment may be made to tendering ADS holders and holders of Shares at different times if delivery of the ADSs and Shares and other required documents occur at different times.

    The Purchaser shall be deemed to have accepted for payment tendered ADSs and Shares when, as and if the Purchaser shall give oral or written notice to the U.S. Receiving Agent or Venezuelan Receiving Agent, as the case may be, of its acceptance of the tender of such ADSs and Shares. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made by depositing the purchase price with the U.S. Receiving Agent, which will act as agent for the tendering ADS holders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering ADS holders. Payment for Shares accepted for payment pursuant to the Venezuelan Offer will be made by depositing the purchase price with the Venezuelan Paying Agent, which will act as agent for the tendering Share holders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering Share holders.

    Tenders of ADSs and Shares made pursuant to the Offers may be withdrawn at any time prior to the expiration date of the U.S. Offer and the Venezuelan Offer, respectively. Thereafter, tenders of ADSs and Shares are irrevocable, except that ADSs may be withdrawn after Friday, November 23, 2001 unless theretofore accepted for payment as provided in the U.S. Offer to Purchase, and Shares may only be withdrawn if the Venezuelan Offer is extended. If the Purchaser extends the period of time during which the U.S. Offer or the Venezuelan Offer are open, is delayed in accepting for payment or paying for the ADSs or the Shares or is unable to accept for payment or pay for the ADSs or the Shares pursuant to the U.S. Offer or the Venezuelan Offer, respectively, for any reason, then, without prejudice to its rights under the U.S. Offer or the Venezuelan Offer, the U.S. Receiving Agent or the Coordinator for the Venezuelan Offer may, as the case may be, on the Purchaser's behalf, retain all ADSs or Shares tendered and such ADSs or Shares may not be withdrawn except as otherwise provided in the section of the U.S. Offer to Purchase captioned "The U.S. Offer--Withdrawal Rights" or in the Section of the Venezuelan Offer to Purchase captioned "Place and manner of acceptance notice," as the case may be.

    For a withdrawal of ADSs tendered in the U.S. Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with (except in the case of ADSs tendered by an Eligible Institution (as defined in the U.S. Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs representing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn ADSs. For a withdrawal of Shares tendered under the Venezuelan Offer to be effective a written notice of withdrawal must be timely received by the Venezuelan Receiving Agent at its address set forth in the Venezuelan Offer to Purchase and must specify, among other things, the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. Withdrawals may not be rescinded, and ADSs and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. However, withdrawn ADSs and Shares may be retendered by again following one of the procedures described in the section of the U.S. Offer to Purchase captioned "The U.S. Offer--Procedure for Tendering ADSs in the U.S. Offer" or in the section of the Venezuelan Offer to Purchase captioned "Place and manner of the acceptance notice" at any time prior to the expiration date of the U.S. Offer or the Venezuelan Offer, as the case may be.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of AES, CEDC, the Purchaser, the Dealer Manager, the U.S. Receiving Agent, the Venezuelan Receiving Agent, the Venezuelan Paying Agent, the Information Agent, the Coordinator for the Venezuelan Offer nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

    Subject to applicable law (and with respect to the Venezuelan Offer, subject to any applicable approval by the Venezuelan Comision Nacional de Valores), the Purchaser reserves the right, at any time or from time to time, in its sole discretion: (a) regardless of whether or not any of the conditions to the U.S. Offer or the Venezuelan Offer shall have been satisfied, to extend for any reason the period of time during which each of the U.S. Offer or the Venezuelan Offer remains open, and to amend the U.S. Offer or the Venezuelan Offer in any respect by giving oral or written notice of such extension or amendment to the U.S. Receiving Agent or the Venezuelan Receiving Agent followed as promptly as practicable by public announcement thereof, (b) in the event any of the conditions to the U.S. Offer or the Venezuelan Offer shall not have been satisfied and so long as the ADSs have not theretofore been accepted for payment, to delay acceptance for payment of or payment for ADSs or Shares or to terminate the U.S. Offer and not accept for payment or pay for ADSs or to terminate the Venezuelan Offer and not accept for payment or pay for Shares and
(c) to waive any condition to the U.S. Offer or the Venezuelan Offer. There can be no assurance that the Purchaser will exercise its right to extend or amend the U.S. Offer or the Venezuelan Offer. The reservation by the Purchaser of the right to delay acceptance for payment of or payment for ADSs or the Shares is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the ADSs or the Shares deposited by or on behalf of ADSs holders or Share holders promptly after the termination or withdrawal of the U.S. Offer or the Venezuelan Offer.

    Any extension, termination or amendment of the Offers will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service (in the case of the U.S. Offer) and Dow Jones News Service and press release in Venezuela (in the case of the Venezuelan Offer). In the case of an extension of the Offers, the Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

    If any tendered ADSs or Shares are not purchased pursuant to the Offers for any reason, or if ADSs are submitted for more than are tendered, such unpurchased or untendered ADSs or Shares will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering holder, as promptly as practicable following the expiration or termination of the U.S. Offer or the Venezuelan Offer, as the case may be.

    The receipt of cash for ADSs pursuant to the U.S. Offer, and the receipt of cash for Shares pursuant to the Venezuelan Offer by a U.S. holder, will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes. In addition, with respect to the Venezuelan Offer, the Caracas Stock Exchange will withhold tax at a rate of 1% on the gross amount of the payments made to shareholders whose tendered Shares are purchased in the Venezuelan Offer, except in limited circumstances. Certain U.S. persons may be entitled to relief from such withholding under an applicable treaty. A holder of ADSs or Shares should consult with its tax advisors as to the particular tax consequences of the Offers to it, including the applicability and effect of any state, local, federal or Venezuelan or other foreign income and other tax law consequences of the Offers.

    The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, and set forth in the U.S. Offer to Purchase and the Venezuelan Offer to Purchase is incorporated herein by reference.

    The Purchaser is making a request to CANTV for the use of securityholder lists and security position listings under the Securities Exchange Act of 1934, as amended, for the purpose of disseminating the U.S. Offer to holders of ADSs. In addition, the Purchaser is delivering the U.S. Offer to Purchase, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other relevant material (the "U.S. Offer to Purchase Materials") to the Depositary under the Deposit Agreement and requesting CANTV to make a request to the Depositary to distribute the U.S. Offer to Purchase Materials to registered holders of ADSs and requesting CANTV to request from the Depositary a list of all holders of ADSs. The Purchaser intends to use the list of holders of ADSs to transmit the U.S. Offer to Purchase Materials to holders of ADSs. The U.S. Offer to Purchase Materials will be mailed to record holders of ADSs and will be furnished to brokers, dealers, banks, trust companies and similar persons who may be listed as participants in a clearing agency's security position listings for subsequent transmittal to the beneficial owners of ADSs. Further, the Purchaser, as a holder of ADSs, is requesting that the Depositary allow the Purchaser to inspect its books for the purpose of obtaining the names of ADS holders. A request is being made to CANTV to inspect CANTV's shareholder registry books maintained by Banco Venezolano de Credito, S.A.C.A., CANTV's transfer agent, for the purpose of obtaining the names of the holders of Shares. Under Venezuelan law, a company is required to permit a holder of its shares to inspect its shareholders registry books. The Venezuelan Offer to Purchase, the Share

Letter of Transmittal and other relevant material will be made available to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons who may be listed as holders for subsequent transmittal to the beneficial owners of Shares.

    THE U.S. OFFER TO PURCHASE AND THE ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER. THE VENEZUELAN OFFER TO PURCHASE AND THE SHARE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE VENEZUELAN OFFER.

    Questions and requests for assistance, or for copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other U.S. Offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Questions and requests for assistance, or copies of the Venezuelan Offer to Purchase, the Share Letter of Transmittal and other related documents may be directed to the Coordinator for the Venezuelan Offer at its telephone number and address listed below. Holders of ADSs or Shares may also contact their brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the U.S. Offer or the Venezuelan Offer. Copies of the foregoing will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of ADSs pursuant to the U.S. Offer.

                  The Information Agent for the U.S. Offer is:
                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                    +1 (800) 549-6746 (TOLL-FREE IN THE U.S.)
                  +1 (212) 269-5550 (COLLECT OUTSIDE THE U.S.)

                    The Dealer Manager for the U.S. Offer is:
                           J.P. MORGAN SECURITIES INC.
                                 277 Park Avenue
                            New York, New York 10172
                          Call Toll-Free (800) 648-5544
                           Call Collect (212) 648-0888
                                 JPMORGAN [LOGO]

                  The Coordinator for the Venezuelan Offer is:
                                   ACTIVALORES
                                   Sociedad de
                                Corretaje [LOGO]
                              Calle Los Chaguaramos
                         Centro Gerencial Mohedano PH-A
                                  La Castellana
                               Caracas, Venezuela
                              011-58 (212) 201-7511
                             consult@activalores.com

SEPTEMBER 25, 2001